Exhibit 10.67

Mutual termination agreement of the employment contract and full settlement

This agreement is entered into on 8 February 2017 (the “Effective Date”), in Milan

Between

LivaNova PLC - Italian branch, with registered office in Milan, Via Benigno Crespi 17, in person of Giorgio Cottura, as legal representative hereinafter, «The Company»
and

Mr. Brian Sheridan, born in Hastings, UK on 27/09/1970, resident in Milan, Tax Code C.F. SHRBND70P27Z114V hereinafter, «The Executive»
This contract sets forth the terms and conditions of the mutual termination and the full settlement of the employment contract between the Company and the Executive.

Whereas:

a)
the parties entered into an employment contract as dirigente (the “Employment”) effective from 17 November 2003, pursuant to the CBA for executives of the industry sector (the “CBA”). In the course of the Employment, the Executive has been appointed as Director Corporate Legal Affairs and, finally, General Counsel, Chief Compliance Officer and Company Secretary. The Executive has also been appointed as member of the BoD of Cardiosolutions Inc., in July 2012, of Caisson Inc in July 2012, of LivaNova IP Ltd, on 23 May 2016, and as proxy holder of LivaNova Italia S.r.l from 30 september 2015, of Sorin S.p.A. from January 2004 to October 2015 (the “Existing Offices”). The Executive has been also appointed as member of the BoD of Sorin Group UK Limited from 29 March 2012 until 26 August 2015, of Sorin CRM Sas from 13 December 2007 to 21 December 2016 and as member of the BoD of Sand Holdco Limited from 20 February 2015 to 14 September 2015 (the “Offices”);

b)	in performing the Employment, the Executive has been entitled to participate in the incentive plans of the Company.

c)
the parties have declared their will to find an agreement for the termination of the Employment and to settle, once and for all, and to avoid any present or future claims which may arise in connection with the termination of the Employment and the Offices as regulated below, thus avoiding any legal claim in this respect.

1.	Preamble

1.	The preamble shall form an integral part of this agreement (the "Agreement").

2.	Mutual termination of the Employment

1.
In consideration of the obligation under clause 5 and 6 below, the parties hereby declare and agree that the employment will terminate on a mutual consent basis on 30 June, 2017 (the " Termination Date") with mutual waiver to the notice period and/or the payment of the indemnity in lieu of notice.

2.
Should the Executive intend to start a new employment before the Termination Date, the Executive will be entitled to resign from the Employment with 15 days written notice (the “Date of Early Termination”). Without prejudice to the obligations under this Agreement, all the mutual obligations related to the Employment will be terminated at the Termination Date or the Date of Early Termination.

3.
Between the Effective Date of this Agreement and the Termination Date or the Date of Early Termination, the Executive will perform the Employment towards the Company and the other companies of the Group, in relation to the specific projects which will be communicated from time to time. Lacking any communication from the Company and/or other companies belonging to the Group, the Executive will be exempt from work and presence at the office. It is hereby expressly agreed that, until the Termination Date, the Executive will not be permitted to perform any activities of subordinate nature, even if not in competition with the Company’s business for any other employer. During the Employment the Executive will be permitted to perform activities of autonomous or as an entrepreneur, towards third parties not in competition with the Company.

4.	The Executive will collect his personal belongings from LivaNova PLC London office and from the Company’s offices in Milan, not later than February 24, 2017.

5.	No event, including - but not limited to - the Executive’s sickness, will have an impact on the Termination Date.

3.	Payments up to the Termination Date

1.	The Executive will receive his ordinary salary until the Termination Date.

2.	The Executive shall receive after (and due to) the termination:

•	the TFR;

•	portion of the monthly instalments;

•	payment in lieu of any unused holidays and leaves accrued at the Termination Date.

3.
The amounts under clause 3.2 above will be calculated at the Termination Date. The Executive reserves his right to verify and check the correct calculation of the above amounts pursuant to the law and the CBA.

4.
Together with the payment of the April monthly salary, the Company will pay to the Executive the bonus granted to the ELT executives, in compliance with the terms and conditions set forth by the relevant plans and subject to the verification of the targets achieved.

4.	Full settlement

1.
Without prejudice to the full and correct execution of the Agreement by the Company, the Executive, pursuant to the «general and novative settlement agreement» as provided for by Article 1975 and 1976 of the Italian Civil Code, waives towards the Company, and towards any other company of the group to which the Company belongs, all claims or rights of any nature or kind whatsoever relating to or caused by the Employment and its termination, including those related to the letter issued by Sorin S.p.A. on February 26, 2015 re the severance agreement, claims relating a different skill or length of service, salary differences, bonus and commissions, indemnity in lieu of holidays, fringe benefits, travel allowances, reimbursement of expenses, changing in job positions as well as any kind of incidence on direct and indirect remuneration. The Executive also waives any prospective claims for damages including extra-contractual and/or non-material in terms of articles 2043, 2059, 2087, 2103 of the Italian Civil Code. The parties expressly acknowledge that the following rights are not covered by (and thus not waived according to) the Agreement: (i) the obligations of the Company according to the Agreement; (ii) the calculation check under point 3.3. above; (iii) the application of point 6.2; (iii) section 15 of the CBA; (iv) Sorin S.p.A. indemnification letter issued on October 5, 2010, “Irrevocable Indemnification and Hold Harmless for Performance of Your Duties to Sorin S.p.A. and its affiliates with particular regard to USA affiliation”, whose provisions will remain fully valid and enforceable.

2.
The Company accepts the above mentioned waivers and, in connection with such waivers, waives - also on behalf of any company belonging to the Group - to any claim whatsoever vis-à-vis the Executive related to the Employment and the Offices, excluding the case of fraud by the Executive ascertained with a final judgement.

3.
Furthermore the Company, excluding the case of fraud by the Executive ascertained with a final judgement, undertakes (i) not to start any liability action towards the Executive in relation to the Existing Offices; (ii) not to start any judicial action towards the Executive in relation to the Offices; (iii) to hold harmless the Executive in respect of any claims (irrespective of the relevant amount) by the companies (including their shareholders and third parties) where the Executive was appointed pursuant to the Offices, including claims by public authorities (irrespective of the nationality). The Company will bear any legal expenses borne by the Executive in relation to legal proceedings referred to the above claims.

4.
The Company, as a payment for the «general novative settlement agreement», undertakes to pay the Executive the gross amount of EUR 15.000,00 (fifteen thousand/00). The Executive accepts the above waivers and the amount offered by the Company.

5.	Incentive to leave

1.	The Company, to obtain mutual agreement on the termination undertakes to pay the Executive the gross amount of EUR 1.025,000 (one million twenty five thousand /00).

2.
The amount under point 5.1 above, is not subject to social security charges, as provided for by Article 12(4.b) of the law 30 April 1969, No. 153, as modified by Article 6 of D.Lgs. 2 September 1997, No. 314, it shall be subject to I.R.Pe.F., calculated according to Articles 17 and 19 T.U.I.R., with the limitations set forth by Article 24, par. 31, D.L. 6 December 2011 n. 201, as converted in law 22 December 2011, n. 214.

6.	LTI

1.	As to the LTI plans currently granted to the Executive the parties agree that:
6.1.1    The 2069 RSU related to the “legacy Sorin” plans will vest on February 27, 2017.
6.1.2    The 5,209 RSU related to the first tranche of the RSU grant of March 11, 2016 will vest on March 11, 2017.
6.1.3    the remaining tranches related to the RSU grant of March 11, 2016 will vest at the dates set forth by the relevant plans, in the course of the performance of the Consultancy Contract under par. 9 below. Should the Consultancy Contract be terminated, the unvested RSU will be cancelled.
6.1.4    The 6,262 SARs with strike price 51.34 USD related to the “legacy Sorin”, already vested, will be exercisable until 28 February 2018.

6.1.5    The 29,717 SARs with strike price 69.39 USD will vest on October 19, 2017 and will be exercisable until the date set forth by the relevant plan, in the course of the performance of the Consultancy Contract under par. 9 below. Should the Consultancy Contract be terminated at the expiration of the initial 24 months, the unexercised SAR will be exercisable for a maximum period of 12 months following the termination of the Consultancy Contract or the third anniversary, whichever occurs first.
6.1.6    the 29,718 SAR already vested on October 19, 2016, will be exercisable until the date set forth by the relevant plan, in the course of the performance of the Consultancy Contract under par. 9 below. Should the Consultancy Contract be terminated at the expiration of the initial 24 months, the unexercised SAR will be exercisable for a maximum period of 12 months following the termination of the Consultancy Contract or the third anniversary, whichever occurs first.

2.
Except as provided by the preceding points 6.1 .; 6.1.1; 6.1.2; 6.1.3; 6.1.4; 6.1.5; 6.1.6; the Executive will retain any other rights related to participation in the plans indicated in the table attached to this Agreement (Annex A).

3.
The parties agree that, after the date of this agreement, the Executive will not be eligible to receive any new long-term incentive award, including, but not limited to, any stock option, stock appreciation right, restricted stock, restricted stock unit, cash award, or any other award contemplated by the LivaNova 2015 Incentive Award Plan on top of what is stated in points 6.1.1. to 6.1.6. of this agreement.

7.	Miscellaneous

1.
Within 30 days of the Termination Date or the Date of Early Termination, the company will pay to the Executive 60,000 EUR net as overall reimbursement for the school fees of his children for academic years 2017/2018 and 2018/2019. The Company will pay directly to the relevant schools the unpaid balance related to the school fees agreed for the on-going academic year.

2.
After the Effective Date of this Agreement, the Company will notify the withdrawal from the lease of the apartment currently used by the Executive in London. The Executive will be allowed to use the apartment until the lease terminates at the existing conditions. The Company will bear the costs of the Executive’s travels Milan/London and London/Milan only to the extent that these travels are expressly requested by this Agreement or by the Company for the performance of the Employment and duly documented by the Executive.

3.	The Company will pay to the Executive 5,000 EUR net as reimbursement for his relocation costs.

4.	The Executive will be allowed to use the company car until the Termination Date, at the existing conditions.

8.	Payments terms

1.
The amounts under point 4.4 and 5.1 above shall be paid, by bank transfer to the account specified by the Executive, within maximum 30 days from the Termination Date or the Date of Early Termination, subject to the previous execution of the Verbale di conciliazione under point 11 below.

2.	The amount under point 7.3 above will be paid, by bank transfer to the account specified by the Executive, within 30 days from the execution of the Verbale di conciliazione under point 11 below.

9.	Confidentiality

1.
Following the Termination Date or the Date of Early Termination and compatibly with the obligations arising from the performance of the Consultancy Contact, the Executive (except for the obligations set forth by the law) shall not use, disclose or communicate to any person any confidential information which he shall have come to know or have received or obtained at any time by reason of or in connection with his service with the Company or any other company of the group the Company belongs to, or copy, reproduce or store in any form or by any media or device or allow others access to or to copy or reproduce recorded information whether or not in documentary form containing or referring to confidential information.

2.
«Confidential Information» in point 9.1 and 9.3 includes any information that may have been given in confidence or be of a confidential nature related to the business or prospective business or internal affairs of the Company or other companies of the group which the Company belongs to, not of public domain.

3.	The Executive undertakes not to disclose confidential information regarding the organization of the Company, nor misuse such information so as to cause damage.

4.	The parties also agree not to disclose to any third parties, except to the extent required by applicable Law, the terms of this Agreement.

10.	Legal fees

1.
The Company undertakes to pay Mr. Renato Scorcelli, as a contribution towards legal fees borne by the Executive, the amount of Euro 20.000,00 plus VAT, deducted of withholding tax (R.A.), within maximum 30 days from the signing of the Verbale di conciliazione under clause 11 below.

11.	Agreement in accordance with Section 2113 the Italian Civil Code

1.
The Parties undertake to execute (as soon as possible and in any case within 60 days from the Effective Date of this Agreement) a Verbale di conciliazione - in line with applicable Law, and having the same content of the Agreement - before the competent provincial labor office or any other competent venue. The Company undertakes to request the relevant meeting by 28 February 2017.

12.	Final provisions
Consequently, with the signing of this Agreement, the parties declare that they no longer have any claim against each other, for any reason or cause.
LivaNova PLC - Italian branch
______________________

Mr. Brian Sheridan
______________________